EXHIBIT 5.1

METZGER & McDONALD PLLC
(formerly Prager, Metzger & Kroemer PLLC)
A PROFESSIONAL LIMITED LIABILITY COMPANY
ATTORNEYS, MEDIATORS & COUNSELORS

Steven C. Metzger	2626 Cole Avenue, Suite 900
Direct Dial 214-740-5030	Dallas, Texas 75204-1083	Facsimile 214-523-3838
smetzger@pmklaw.com	214-969-7600	214-969-7635
www.pmklaw.com

March 31, 2005

Tarragon Corporation
1775 Broadway, 23rd Floor
New York, NY 10019

Re:	Tarragon Corporation – Original Issuance of up to 2,000,000 shares of Common Stock, par value $0.01 per share, pursuant to the Tarragon Omnibus Plan

Ladies and Gentlemen:

     We have acted as counsel for Tarragon Corporation, a Nevada corporation (the “Company”), in connection with preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of up to an aggregate of 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), that may be issued from time to time pursuant to Options or Awards granted under the Tarragon Corporation Omnibus Plan (the “Plan”). Capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Registration Statement.

     As counsel rendering the opinions hereinafter expressed, we have been furnished with and examined originals or photocopies, certified or otherwise identified to our satisfaction, of the following documents and have made no independent verification of the facts or matters set forth in such documents:

1.	Articles of Incorporation, as amended, of the Company;

2.	Bylaws of the Company;

3.	Tarragon Corporation Omnibus Plan adopted March 8, 2004, subsequently approved by the stockholders of the Company on June 14, 2004;

4.	The Registration Statement and all exhibits thereto;

Tarragon Corporation
March 31, 2005

5.	Officer’s Certificate dated March 31, 2005, certifying to the matters stated therein, including minutes of the meetings of the Board of Directors of the Company; and

6.	Such other documents as we have deemed necessary for the expression of the opinions contained herein.

The documents described in Item Nos. 1 through 5 are herein referred to as the “Company Documents.”

     In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of directors, officers or employees, or other authorized representatives of the Company, public officials and others without independent check or verification of their accuracy. To the extent that the opinions expressed below relate to matters under the laws of the State of Nevada, we have assumed the correctness of, have not made any independent investigation of the matters covered by, and relied solely upon the opinion of Lionel Sawyer & Collins dated March 31, 2005, addressed to the Company and to us. Therefore, to such extent, our opinion is qualified or limited by, or conditioned upon matters referenced in such opinion of Lionel Sawyer & Collins.

     In addition, we have assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable Award or Option agreement) for each of the Shares or will have received that consideration based upon issuance of the Shares pursuant to the applicable Award or Option agreement, that such consideration will be in cash, personal property or services already performed, that such consideration will equal or exceed the par value per share of the Shares, that appropriate certificates evidencing the Shares will be properly executed upon each issuance, and that each grant of an Award or Option pursuant to the Plan will be duly-authorized.

     Based upon the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that, as of the date hereof, up to 2,000,000 shares of Common Stock have been duly and validly-authorized and reserved for issuance and, when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan or the relevant Award or Option agreement, will be validly issued and outstanding, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof.

Tarragon Corporation
March 31, 2005

     Our opinions expressed herein may address certain matters of Nevada law. With respect to any opinions involving or based upon the interpretation of the laws of the State of Nevada, we have relied entirely upon (and our opinion is qualified by, the limitations and assumptions set forth in) the opinion of Lionel Sawyer & Collins dated March 31, 2005 addressed to the Company and our firm, upon which we are authorized to rely (and which will be filed as Exhibit 5.2 to the Registration Statement).

     This opinion has been furnished to the Company at its request, is rendered for its use and is rendered as of the date hereof. We do not undertake and hereby disclaim any obligation to advise anyone of any changes in or developments which might affect any matters or opinions set forth herein. No member of this firm is an officer or director of the Company or any of its subsidiaries.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

METZGER & McDONALD PLLC
(formerly Prager, Metzger & Kroemer PLLC)

By:	/s/ Steven C. Metzger

Steven C. Metzger, Manager

SCM:ag